Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-161378, 333-156010, 333-174807, 333-189127, 333-196164, and 333-204403 on Form S-8 and Registration Statement Nos. 333-156009 and 333-166776-09 on Form S-3 of our reports dated February 26, 2016 relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2015. Our report dated February 26, 2016 refers to a change in accounting for debt issuance costs and accounting for deferred income taxes.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 26, 2016